EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

CXR Holdings, Inc. (Incorporated in Nevada)

Cox Radio – Miami, LLC (Incorporated in Delaware)

Cox Radio – Texas, LLC (Incorporated in Georgia)